U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Phillips, Randy L.
   1582 South Parker Road, Suite 201
   Denver, CO USA 80231
2. Date of Event Requiring Statement (Month/Day/Year)
   11/1/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   OTC America, Inc.
Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President
If Amendment, Date of Original (Month/Year)

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.0001 par value             |6705137               |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|

Randy L. Phillips
SIGNATURE OF REPORTING PERSON
Randy L. Phillips
DATE
11/20/97